EXHIBIT 99.1

Educational Development Corporation Announces Second Quarter Fiscal 2010 Results

TULSA, Okla., Oct. 15, 2009 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) http://www.edcpub.com today reported results for the second quarter and first six months of fiscal 2010, ended August 31, 2009.

Quarter Results

EDUC reports net revenue of $6,005,900 for the quarter ended August 31, 2009, compared to $6,367,500 for the same period last year. Net earnings declined from $323,000 to $225,400 for the same period.

The Publishing Division is experiencing a record year for sales to retail outlets, with July sales the largest single sales month in our history. This trend has continued with another near-record month in September. Net revenues for this division increased $319,700 during the three month period ending August 31, 2009 when compared with the same quarterly period a year ago. We attribute this to a 28% increase in sales to major national accounts and 26% increase for independent retailers and specialized markets.

For the four months, April, May, June and July, the Home Business Division experienced a 25% decline in revenue. In August, we instituted a recruiting blitz resulting in 2,700 new sales consultants which had an immediate impact as August and September sales rebounded to slightly under those for the same months of the previous year. October has had a strong start as well.

                      EDUCATIONAL DEVELOPMENT CORPORATION
                             SELECTED FINANCIAL DATA

                      Three Months Ended         Six Months Ended
                           August 31,                August 31,
                       2009         2008         2009         2008
                       ----         ----         ----         ----

 NET REVENUES      $ 6,005,900  $ 6,367,500  $12,396,500  $13,742,300
                   ===========  ===========  ===========  ===========
 EARNINGS BEFORE
  INCOME TAXES     $   359,200  $   520,600  $ 1,025,200  $ 1,288,600
 INCOME TAXES          133,800      197,600      384,400      485,900
                   -----------  -----------  -----------  -----------
 NET EARNINGS      $   225,400  $   323,000  $   640,800  $   802,700
                   ===========  ===========  ===========  ===========

 BASIC AND DILUTED
  EARNINGS PER
  SHARE:
  Basic            $      0.06  $      0.08  $      0.17  $      0.21
                   ===========  ===========  ===========  ===========
  Diluted          $      0.06  $      0.08  $      0.17  $      0.21
                   ===========  ===========  ===========  ===========

 WEIGHTED AVERAGE
  SHARES:
  Basic              3,867,023    3,826,869    3,855,435    3,765,812
                   ===========  ===========  ===========  ===========
  Diluted            3,868,155    3,828,075    3,856,507    3,767,045
                   ===========  ===========  ===========  ===========

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522